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                              -Company Letterhead-




                                        November 10, 1997


Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas  75201

Ladies and Gentlemen:

     This opinion of counsel is given in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by Dresser Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the original registration of 2,000,000 shares of common stock of the Company registered in connection with the Dresser Industries, Inc. Stock Purchase Plan File No. 2-81536, 550,000 shares of which are to be carried forward and deemed covered by the Registration Statement on Form S-8 to be filed on or about the date hereof and subsequently issued pursuant to The Dresser Industries, Inc. Retirement Savings Plan - A, Dresser Industries, Inc. Retirement Savings Plan - B, The Dresser Industries, Inc. Union Plan, The Savings Plan for Bargaining Unit Employees of Texsteam Operations of Dresser Industries, Inc. and The Dresser Industries, Inc. Deferred Savings Plan (collectively, the "Qualified Plans").

     As a Vice President-Corporate Counsel and Secretary of the Company, I am familiar with the affairs of the Company, including the action taken by the Company in connection with the Qualified Plans and the common stock expected to be issued thereunder.

     Based upon the foregoing, it is my opinion that the 550,000 shares of common stock of the Company, when issued and delivered in accordance with the terms of the Qualified Plans and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the above referenced Registration Statement.

                              Very truly yours,

                              /s/ Rebecca R. Morris

                              Rebecca R. Morris
                              Vice President-Corporate Counsel and Secretary